Addendum to Custodian Servicing Agreement

This Addendum to the Custodian Servicing Agreement dated February 2, 1998, by and between Firstar Trust Company and The Olstein Funds (the "Trust") on behalf of The Olstein Financial Alert Fund series (hereafter the "Agreement") is entered into by and between Firstar Bank Milwaukee, N.A. (as successor to Firstar Trust Company) and the Trust as of this 14th day of October, 1998.

WHEREAS, Firstar Trust Company or merged into Firstar Bank Milwaukee, N.A. on September 30, 1998; and

WHEREAS, Firstar Bank Milwaukee N.A. represents that it has the necessary trust and custodial powers to enter into this Agreement; NOW,

THEREFORE, Firstar Bank Milwaukee, N.A. will be the successor responsible party to the Agreement and will assume all responsibility for any acts or omissions during the time Firstar Trust Company was the named service provider under the Agreement.

Firstar Bank Milwaukee, N.A.            The Olstein Funds

BY:                                     BY:
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ATTEST:                                 ATTEST:
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